Exhibit 99.1

Blue Star Foods Secures Additional Non-Dilutive Growth Capital to Support Expansion of Business Under Existing Master Service Agreement & Soft Shell Crab Operations

Miami, FL – April 17, 2024 (GLOBE NEWSWIRE) – Blue Star Foods Corp., (“Blue Star,” the “Company,” “we,” “our” or “us”) (NASDAQ: BSFC), an integrated Environmental, Social, and Governance (ESG) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (RAS), today announced it has secured additional funding to help meet increased demand under its previously announced Master Service Agreement as well as increase the volume in its soft shell crab operations.

On April 16, 2024 Blue Star entered into a securities purchase agreement with an accredited investor pursuant to which Blue Star issued a promissory note in the principal amount of $300,000 and 500,000 shares of its restricted common stock. The promissory note is due May 15, 2024 and can be extended up to 90 days.

On the same date, Blue Star also issued a convertible promissory note to an institutional investor, in the principal amount of $138,000. The note bears a one-time interest charge of 19% on the date of issuance and an annual rate of 22% thereafter and is due January 15, 2025. The note is convertible in the event of default and has a conversion price of 61% multiplied by the Market Price.

John Keeler, CEO of Blue Star Foods, commented, “We believe this quarter will finish strong with an increased volume in soft shelf crabs operations and an increased demand for gourmet value-added meals, through 2,776 retail outlets. We also intend to rollout of 4 new products at the club store segment, commencing in late June and throughout the summer. Our efforts call for increased working capital support, which we have initially secured through promissory notes.   We will continue to explore ways to strengthen our balance sheet and raise additional working capital. I am fully committed to grow revenue and profitably and explore flexible and less dilutive financing opportunities. Lastly, we are confident in our efforts remain listed with NASDAQ.”

On April 10, 2024, the Company received a letter from the NASDAQ Hearings Panel indicating that our request for continued listing on Nasdaq was granted subject to the following: (i) on or before April 1, 2024, we file our Form 10-K for the period ended December 31, 2023 demonstrating compliance with Listing Rule 5550(b)(1), which was accomplished; (ii) on or before May 15, 2024, we file our Form 10-Q for the period ended March 31, 2024 demonstrating continued compliance with Listing Rule 5550(b)(1), and (iii) on or before May 30, 2024, we demonstrate compliance with Listing Rule 5550(a)(2) by evidencing a closing bid price of $1.00 or more per share for a minimum of ten (10) consecutive trading sessions.

About Blue Star Foods Corp. (NASDAQ: BSFC)

Blue Star Foods Corp. an integrated Environmental, Social, and Governance (ESG) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (RAS) that processes, packages and sells high-value seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. The Company also owns and operates the oldest continuously operating Recirculating Aquaculture System (RAS) full grow-out salmon farm in North America. The company is based in Miami, Florida, and its corporate website is: https://bluestarfoods.com

Forward-Looking Statements:

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

investors@bluestarfoods.com